Exhibit 99.1

AMAZON.COM ANNOUNCES THIRD QUARTER FINANCIAL RESULTS; FOR THE FIRST TIME ELECTRONICS AND OTHER GENERAL MERCHANDISE SALES SURPASS $2 BILLION OVER THE PAST YEAR; EXPECTS RECORD HOLIDAY SEASON

SEATTLE—(BUSINESS WIRE)—October 25, 2005—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its third quarter ended September 30, 2005.

Operating cash flow grew 35% to $661 million for the trailing twelve months, compared with $490 million for the trailing twelve months ended September 30, 2004. Free cash flow grew 13% to $475 million for the trailing twelve months, compared with $420 million for the trailing twelve months ended September 30, 2004. As previously announced in August 2005, the Company settled a patent lawsuit on terms including a previously unanticipated one-time payment of $40 million in third quarter 2005. Excluding this payment, free cash flow would have grown 22% to $515 million for the trailing twelve months.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 438 million at September 30, 2005, compared with 434 million a year ago.

Net sales increased 27% to $1.86 billion in the third quarter, compared with $1.46 billion in third quarter 2004. Excluding the $7 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 28% compared with third quarter 2004.

Operating income decreased 32% to $55 million in the third quarter, compared with $81 million in third quarter 2004. Excluding the negative impact of the $40 million legal settlement, operating income would have increased 17% to $95 million.

Net income was $30 million in the third quarter, or $0.07 per diluted share, compared with net income of $54 million, or $0.13 per diluted share in third quarter 2004, which includes $21 million in income tax expense, compared with $3 million income tax expense in third quarter 2004. Excluding the negative impact of the $40 million legal settlement—$20 million after tax—net income would have been $50 million or $0.12 per diluted share.

“For $79 a year, Amazon Prime members get ‘all-you-can-eat’ free express shipping,” said Jeff Bezos, founder and CEO of Amazon.com. “Customers continue to join Amazon Prime and we anticipate even higher enrollment rates as we get closer to the holidays.”

Amazon Prime, Amazon.com’s first-ever membership program, was introduced February 2005. For a flat membership fee of $79 per year, Amazon Prime members get unlimited, express two-day shipping for free, with no minimum purchase requirement on over a million eligible items sold by Amazon.com. Members can order as late as 6:30 p.m. ET and still get their order the next day for only $3.99 per item, and can share the benefits of Amazon Prime with up to four family members living in their household. Sign up for Amazon Prime at www.amazon.com/prime.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $1.04 billion, up 28% from third quarter 2004. Segment operating income increased 16% to $66 million in third quarter 2005 from $57 million in third quarter 2004.
•	North America Other revenue, which includes Amazon Services’ Merchant.com program, increased to $53 million in third quarter 2005.
•

International segment sales, representing the Company’s U.K., German, French, Japanese, and Chinese sites, were $817 million, up 26% from third quarter 2004. Excluding the unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales growth was 28%. Segment operating income increased 46% to $55 million in third quarter 2005 from $38 million in third quarter 2004.
•	International segment sales increased to 45% of worldwide net sales on a trailing twelve month basis, up from 43% for the twelve months ended September 30, 2004.
•	Worldwide Electronics & Other General Merchandise sales grew 43% to $491 million in third quarter 2005, and increased to 26% of worldwide net sales, compared with 24% for third quarter 2004.
•	The Company sold over 1.6 million copies of Harry Potter and the Half-Blood Prince worldwide in third quarter 2005, making it Amazon.com’s largest new product release.
•	A9.com, a subsidiary of Amazon.com, launched A9.com Maps, a new service that shows users an interactive map and over 35 million corresponding street-level images in a single interface in 24 cities.
•	Customers shopping at www.amazon.co.uk now qualify for free shipping on orders of £15 or more, down from the prior threshold of £19.
•	In the aftermath of Hurricane Katrina, Amazon customers used the Company’s 1-click® technology to contribute more than $12 million for American Red Cross relief efforts.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of October 25, 2005. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Fourth Quarter 2005 Guidance

•	Net sales are expected to be between $2.86 billion and $3.16 billion, or grow between 13% and 24%, compared with fourth quarter 2004.
•	Operating income is expected to be between $135 million and $210 million, or between (17%) decline and 29% growth, compared with fourth quarter 2004. This guidance includes $30 million for stock-based compensation and amortization of intangible assets, and assumes, among other things, that no additional intangible assets are recorded, and that there are no further revisions to stock-based compensation or restructuring-related estimates.

Full Year 2005 Guidance

•	Net sales are expected to be between $8.373 billion and $8.673 billion, or grow between 21% and 25%, compared with 2004.
•	Operating income is expected to be between $403 million and $478 million, or between (9%) decline and 8% growth, compared with 2004. This guidance includes $144 million for stock-based compensation, amortization of intangible assets and the $40 million legal settlement, and assumes, among other things, that no additional intangible assets are recorded and that there are no changes to stock-based compensation or restructuring-related estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risk of future losses, significant indebtedness, system interruptions, consumer trends, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and all subsequent filings.

About Amazon.com

Amazon.com (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer customers the lowest possible prices. Amazon.com and third-party sellers offer millions of unique new, refurbished, and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon.com and its affiliates operate seven retail websites: www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc. and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004	2005	2004
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$629	$701	$1,303	$1,102	$746	$666

OPERATING ACTIVITIES:
Net income	30	54	160	242	507	315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	30	19	85	55	106	73
Stock-based compensation	26	9	71	38	90	53
Other operating expense (income)	—	5	3	(3)	(3)	(3)
Losses (gains) on sales of marketable securities, net	—	—	—	(1)	—	(1)
Remeasurements and other	(6)	5	(38)	(31)	(6)	5
Non-cash interest expense and other	1	1	4	3	5	4
Deferred income taxes	23	(4)	116	(12)	(128)	(13)
Cumulative effect of change in accounting principle	—	—	(26)	—	(26)	—
Changes in operating assets and liabilities:	—	—	—	—	—	—
Inventories	(76)	(70)	10	(61)	(98)	(104)
Accounts receivable, net and other current assets	(12)	(18)	6	(9)	14	(25)
Accounts payable	147	96	(224)	(138)	201	161
Accrued expenses and other current liabilities	(5)	9	(30)	(53)	8	19
Additions to unearned revenue	28	34	95	84	120	108
Amortization of previously unearned revenue	(32)	(27)	(87)	(76)	(118)	(102)
Interest payable	(1)	4	(42)	(29)	(11)	—

Net cash provided by operating activities	153	117	103	9	661	490

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(76)	(29)	(149)	(52)	(186)	(70)
Acquisitions, net of cash acquired	(4)	(71)	(24)	(71)	(24)	(71)
Sales and maturities of marketable securities and other investments	163	395	653	1,007	1,072	1,239
Purchases of marketable securities	(289)	(380)	(1,027)	(1,136)	(1,475)	(1,257)

Net cash used in investing activities	(206)	(85)	(547)	(252)	(613)	(159)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and other	23	8	42	43	59	73
Proceeds from long-term debt and other	13	—	13	—	13	—
Repayments of long-term debt and capital lease obligations	(6)	(1)	(272)	(157)	(272)	(364)

Net cash provided by (used in) financing activities	30	7	(217)	(114)	(200)	(291)

Foreign-currency effect on cash and cash equivalents	(6)	6	(42)	1	6	40

Net increase (decrease) in cash and cash equivalents	(29)	45	(703)	(356)	(146)	80

CASH AND CASH EQUIVALENTS, END OF PERIOD	$600	$746	$600	$746	$600	$746

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$21	$21	$105	$108	$105	$111
Cash paid for income taxes	6	2	11	3	12	3

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$1,858	$1,463	$5,513	$4,380
Cost of sales	1,395	1,107	4,141	3,322

Gross profit	463	356	1,372	1,058

Operating expenses (1):
Fulfillment	171	138	495	392
Marketing	44	34	131	103
Technology and content	121	69	319	199
General and administrative	32	29	117	89
Other operating expense (income)	40	5	43	(3)

Total operating expenses	408	275	1,105	780

Income from operations	55	81	267	278

Interest income	12	7	30	19
Interest expense	(22)	(26)	(70)	(80)
Other income (expense), net	—	—	2	—
Remeasurements and other	6	(5)	38	31

Total non-operating income (expense)	(4)	(24)	—	(30)

Income before income taxes	51	57	267	248

Provision for income taxes	21	3	133	6

Income before cumulative effect of change in accounting principle	30	54	134	242
Cumulative effect of change in accounting principle	—	—	26	—

Net income	$30	$54	$160	$242

Basic earnings per share:
Prior to cumulative effect of change in accounting principle	$0.07	$0.13	$0.33	$0.60
Cumulative effect of change in accounting principle	—	—	0.06	—

	$0.07	$0.13	$0.39	$0.60

Diluted earnings per share:
Prior to cumulative effect of change in accounting principle	$0.07	$0.13	$0.32	$0.57
Cumulative effect of change in accounting principle	—	—	0.06	—

	$0.07	$0.13	$0.38	$0.57

Weighted average shares used in computation of earnings per share:
Basic	413	407	411	405

Diluted	428	425	426	424

(1) Includes stock-based compensation as follows:
Fulfillment	$5	$2	$13	$6
Marketing	2	—	5	3
Technology and content	13	4	36	21
General and administrative	6	3	17	8

	$26	$9	$71	$38

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
North America
Net sales	$1,041	$816	$3,028	$2,455
Cost of sales	749	593	2,179	1,786

Gross profit	292	223	849	669
Direct segment operating expenses (1)	226	166	645	470

Segment operating income	66	57	204	199

International
Net sales	817	647	2,485	1,925
Cost of sales	646	514	1,962	1,536

Gross profit	171	133	523	389
Direct segment operating expenses (1)	116	95	346	275

Segment operating income	55	38	177	114

Consolidated
Net sales	1,858	1,463	5,513	4,380
Cost of sales	1,395	1,107	4,141	3,322

Gross profit	463	356	1,372	1,058
Direct segment operating expenses	342	261	991	745

Segment operating income	121	95	381	313
Stock-based compensation	(26)	(9)	(71)	(38)
Other operating income (expense)	(40)	(5)	(43)	3

Income from operations	55	81	267	278
Total non-operating income (expense), net	(4)	(24)	—	(30)
Provision for income taxes	(21)	(3)	(133)	(6)
Cumulative effect of change in accounting principle	—	—	26	—

Net income	$30	$54	$160	$242

Segment Highlights:
Y/Y net sales growth:
North America	28%	15%	23%	16%
International	26	52	29	60
Consolidated	27	29	26	32
Y/Y gross profit growth:
North America	31%	11%	27%	16%
International	29	56	35	54
Consolidated	30	24	30	27
Y/Y segment operating income growth:
North America	16%	(8%)	3%	18%
International	46	238	56	188
Consolidated	28	29	22	50
Net sales mix:
North America	56%	56%	55%	56%
International	44	44	45	44

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
North America
Media	$684	$564	$2,015	$1,704
Electronics and other general merchandise	304	228	863	679
Other	53	24	150	72

	1,041	816	3,028	2,455

International
Media	629	530	1,917	1,601
Electronics and other general merchandise	187	116	565	322
Other	1	1	3	2

	817	647	2,485	1,925

Consolidated
Media	1,313	1,094	3,932	3,305
Electronics and other general merchandise	491	344	1,428	1,001
Other	54	25	153	74

	$1,858	$1,463	$5,513	$4,380

Y/Y Net Sales Growth:
North America:
Media	21%	12%	18%	12%
Electronics and other general merchandise	33	27	27	29
Other	122	(10)	108	—

International:
Media	19%	41%	20%	46%
Electronics and other general merchandise	62	132	76	210
Other	177	17	85	76

Consolidated:
Media	20%	25%	19%	26%
Electronics and other general merchandise	43	50	43	59
Other	123	(10)	107	1

Consolidated Net Sales Mix:
Media	71%	75%	71%	75%
Electronics and other general merchandise	26	24	26	23
Other	3	2	3	2

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	September 30, 2005	December 31, 2004	September 30, 2004
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$600	$1,303	$746
Marketable securities	819	476	439

Cash, cash equivalents, and marketable securities	1,419	1,779	1,185
Inventories	456	480	357
Deferred tax assets, current portion	58	81	1
Accounts receivable, net and other current assets	188	199	150

Total current assets	2,121	2,539	1,693

Fixed assets, net	322	246	227
Deferred tax assets, long-term portion	190	282	11
Goodwill	159	139	138
Other assets	40	42	40

Total assets	$2,832	$3,248	$2,109

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$876	$1,142	$689
Accrued expenses and other current liabilities	340	361	269
Unearned revenue	48	41	46
Interest payable	32	74	44
Current portion of long-term debt and other	17	2	3

Total current liabilities	1,313	1,620	1,051

Long-term debt and other	1,513	1,855	1,780

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued and outstanding shares — 414, 410 and 407 shares	4	4	4
Additional paid-in capital	2,215	2,123	1,979
Accumulated other comprehensive income	13	32	28
Accumulated deficit	(2,226)	(2,386)	(2,733)

Total stockholders’ equity (deficit)	6	(227)	(722)

Total liabilities and stockholders’ equity (deficit)	$2,832	$3,248	$2,109

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Y/Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM) (1)	$490	$567	$523	$624	$661	35%

Purchase of fixed assets (incl. internal-use software & website development) — TTM	$70	$89	$106	$138	$186	166%

Free cash flow (operating cash flow less purchases of fixed assets) — TTM (1)	$420	$477	$417	$486	$475	13%

Common shares and stock-based awards outstanding	434	434	434	438	438	1%
Common shares outstanding	407	410	411	412	414	2%
Stock-based awards outstanding	27	25	24	26	24	(10%)
Stock-based awards outstanding — % of common shares outstanding	6.5%	6.0%	5.7%	6.3%	5.8%	N/A

Results of Operations

Worldwide (WW) net sales	$1,463	$2,541	$1,902	$1,753	$1,858	27%
WW net sales — Y/Y growth, excluding the effect of foreign exchange rates	23.9%	26.2%	22.3%	24.6%	27.6%	N/A
WW net sales — TTM	$6,326	$6,921	$7,292	$7,658	$8,054	27%

Gross profit	$356	$544	$458	$450	$463	30%
Gross margin — % of WW net sales	24.3%	21.4%	24.1%	25.7%	24.9%	N/A
Gross profit — TTM	$1,484	$1,602	$1,700	$1,809	$1,917	29%
Gross margin — TTM % of WW net sales	23.5%	23.1%	23.3%	23.6%	23.8%	N/A

Fulfillment costs, excluding stock-based compensation — % of WW net sales	9.3%	8.0%	8.6%	8.7%	8.9%	N/A
Fulfillment costs, excluding stock-based compensation — TTM % of WW net sales	8.6%	8.5%	8.6%	8.6%	8.5%	N/A

Operating income (1)	$81	$162	$108	$104	$55	(32%)
Operating margin — % of WW net sales (1)	5.6%	6.4%	5.7%	6.0%	3.0%	N/A
Operating income — TTM (1)	$416	$440	$438	$456	$430	3%
Operating margin — TTM % of WW net sales (1)	6.6%	6.4%	6.0%	6.0%	5.3%	N/A

Net income (1) (2)	$54	$347	$78	$52	$30	(45%)
Net income per diluted share (1) (2)	$0.13	$0.82	$0.18	$0.12	$0.07	(45%)
Net income — TTM (1) (2)	$315	$588	$555	$531	$507	61%
Net income per diluted share — TTM (1) (2)	$0.74	$1.39	$1.31	$1.25	$1.19	61%

Segments

North America Segment:
Net sales	$816	$1,392	$1,027	$960	$1,041	28%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	15.0%	21.8%	21.1%	21.0%	27.4%	N/A
Net sales — TTM	$3,597	$3,847	$4,027	$4,195	$4,420	23%
Gross profit	$223	$355	$279	$278	$292	31%
Gross margin — % of North America net sales	27.4%	25.5%	27.2%	29.0%	28.1%	N/A
Gross profit — TTM	$958	$1,024	$1,077	$1,135	$1,204	26%
Gross margin — TTM % of North America net sales	26.6%	26.6%	26.7%	27.1%	27.2%	N/A
Operating income	$57	$122	$66	$72	$66	16%
Operating margin — % of North America net sales	7.0%	8.8%	6.4%	7.5%	6.4%	N/A
Operating income — TTM	$313	$321	$311	$317	$326	4%
Operating margin — TTM % of North America net sales	8.7%	8.3%	7.7%	7.6%	7.4%	N/A

International Segment:
Net sales	$647	$1,149	$875	$793	$817	26%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	38.9%	32.5%	23.8%	29.3%	27.8%	N/A
Net sales — TTM	$2,729	$3,074	$3,265	$3,463	$3,634	33%
Net sales — TTM % of WW net sales	43.1%	44.4%	44.8%	45.2%	45.1%	N/A
Gross profit	$133	$190	$180	$172	$171	29%
Gross margin — % of International net sales	20.5%	16.5%	20.5%	21.7%	20.9%	N/A
Gross profit — TTM	$527	$578	$623	$674	$713	35%
Gross margin — TTM % of International net sales	19.3%	18.8%	19.1%	19.5%	19.6%	N/A
Operating income	$38	$55	$63	$60	$55	46%
Operating margin — % of International net sales	5.8%	4.8%	7.2%	7.6%	6.7%	N/A
Operating income — TTM	$153	$169	$190	$216	$233	52%
Operating margin — TTM % of International net sales	5.6%	5.5%	5.8%	6.2%	6.4%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$261	$367	$330	$318	$342	31%
Operating expenses — TTM	$1,019	$1,112	$1,198	$1,276	$1,358	33%
Operating income	$95	$177	$129	$132	$121	28%
Operating margin — % of consolidated sales	6.5%	7.0%	6.8%	7.5%	6.5%	N/A
Operating income — TTM	$466	$490	$502	$533	$559	20%
Operating margin — TTM % of consolidated net sales	7.4%	7.1%	6.9%	7.0%	6.9%	N/A

Supplemental North America Segment Net Sales:
Media	$564	$885	$699	$632	$684	21%
Media — TTM	$2,455	$2,589	$2,690	$2,780	$2,901	18%
Electronics and other general merchandise	$228	$449	$281	$278	$304	33%
Electronics and other general merchandise — TTM	$1,031	$1,128	$1,185	$1,236	$1,311	27%
Electronics and other general merchandise — TTM % of North America net sales	29%	29%	29%	29%	30%	N/A
Other	$24	$58	$46	$50	$53	122%
Other — TTM	$111	$130	$153	$178	$208	88%

Supplemental International Segment Net Sales:
Media	$530	$911	$675	$614	$629	19%
Media — TTM	$2,285	$2,513	$2,612	$2,730	$2,828	24%
Electronics and other general merchandise	$116	$237	$199	$178	$187	62%
Electronics and other general merchandise — TTM	$442	$558	$651	$730	$801	81%
Electronics and other general merchandise — TTM % of International net sales	16%	18%	20%	21%	22%	N/A
Other	$1	$1	$1	$1	$1	177%
Other — TTM	$2	$2	$3	$3	$4	97%

Supplemental Worldwide Net Sales:
Media	$1,094	$1,796	$1,374	$1,246	$1,313	20%
Media — TTM	$4,740	$5,102	$5,302	$5,510	$5,730	21%
Electronics and other general merchandise	$344	$686	$480	$456	$491	43%
Electronics and other general merchandise — TTM	$1,474	$1,686	$1,835	$1,966	$2,113	43%
Electronics and other general merchandise — TTM % of WW net sales	23%	24%	25%	26%	26%	N/A
Other	$25	$59	$47	$51	$54	123%
Other — TTM	$113	$133	$156	$181	$211	88%

Balance Sheet

Cash and marketable securities	$1,185	$1,779	$1,151	$1,325	$1,419	20%

Inventory, net — ending	$357	$480	$403	$383	$456	28%
Inventory — average inventory % of TTM net sales	4.6%	4.9%	5.0%	5.0%	5.2%	N/A
Inventory turnover, average — TTM	16.6	15.7	15.5	15.3	14.8	(11%)

Fixed assets, net	$227	$246	$245	$267	$322	42%

Accounts payable days — ending	57	53	44	51	58	1%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	8,800	9,000	9,400	10,200	11,100	27%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	As previously announced in August 2005, the Company settled a patent lawsuit on terms including a previously unanticipated one-time payment of $40 million in Q3 2005, which negatively impacted Q3 2005 operating cash flow, free cash flow and operating income by $40 million and net income by $20 million after tax.

(2)	Q4 2004 net income includes a $244 million benefit from realizing a deferred tax asset related primarily to net operating loss carryforwards attributable to continuing operations; 2005 net income includes a $56 million tax expense for Q1 2005, a $56 million tax expense for Q2 2005, and a $21 million tax expense for Q3 2005, primarily due to taxable income resulting from the transfer of certain operating assets from U.S. to international locations.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Shipping revenue was $112 million, up 30% from $87 million.
•	Amounts paid in advance for subscription services, including amounts received from online DVD rentals, Amazon Prime, and other membership programs, are deferred and classified in “Unearned revenue” on our balance sheets and recognized as revenue over the subscription term.
•	Amounts earned from third-party sales on our websites are recorded as net amounts.

Cost of Sales

•	Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, and service costs such as those incurred in operating and staffing our fulfillment and customer service centers on behalf of third-party sellers, and amortization of our DVD rental library.
•	Outbound shipping-related costs totaled $159 million, up 25% from $128 million. Net shipping loss was $47 million, up 15% from a net shipping loss of $41 million, resulting primarily from our free shipping offers and Amazon Prime.

Operating Expenses

•	Fixed assets include assets such as furniture and fixtures, heavy equipment, technology infrastructure, internal-use software and website development, and our DVD rental library. Depreciation expense is generally classified within the corresponding operating expense categories on the consolidated statements of operations, and certain assets, such as our DVD rental library, are amortized to “Cost of sales.” Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $29 million, up from $19 million, and is classified within the corresponding operating expense categories.
•	Stock-based compensation increased $17 million to $26 million. We chose to early-adopt SFAS 123(R), the new accounting rules on stock-based compensation, effective January 1, 2005. Stock-based compensation would have been $30 million, under our prior accounting method, up $21 million versus Q3 2004.
•	In accordance with SAB 107, issued March 2005, we present stock-based compensation within the same operating expense line items as cash compensation.
•	Operating expenses with and without stock-based compensation are as follows:

	Q3 2005			Q3 2004
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
Operating Expenses:
Fulfillment	$171	$(5)	$166	$138	$(2)	$136
Marketing	44	(2)	42	34	—	34
Technology and content	121	(13)	108	69	(4)	65
General and administrative	32	(6)	26	29	(3)	26
Other operating expense (income)	40	—	40	5	—	5

Total operating expenses	$408	$(26)	$382	$275	$(9)	$266

Year-over-year Percentage Growth:
Fulfillment	24%		23%	23%		27%
Marketing	28		23	13		19
Technology and content	74		66	5		21
General and administrative	12		1	13		16

Percent of Net Sales:
Fulfillment	9.2%		8.9%	9.4%		9.3%
Marketing	2.4		2.3	2.4		2.3
Technology and content	6.5		5.8	4.7		4.4
General and administrative	1.7		1.4	2.0		1.8

Fulfillment

•	Fulfillment costs include those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to buying, receiving, inspecting, and warehousing inventories; picking, packaging and preparing customer orders for shipment; credit card fees and bad debt costs, including costs associated with our guarantee of certain third-party seller transactions. Fulfillment costs also include amounts paid to third parties, who assist us in fulfillment and customer service operations.
•	Credit card fees associated with third-party seller transactions are assessed on the gross purchase price of underlying transactions, and therefore represent a larger percentage of our recorded net revenue on these transactions than credit card fees for our retail sales transactions. Bad debt costs, including costs associated with our guarantee program, are also higher as a percentage of recorded net revenue versus our retail sales. Accordingly, as third-party sales increase, credit card fees and bad debt costs on these sales will negatively affect fulfillment costs as a percentage of net sales.
•	Fulfillment costs increased in absolute dollars from the prior year primarily due to variable costs corresponding with sales and inventory volumes, our mix of product sales, costs associated with credit card fees, bad debt costs, including costs of our guarantee of certain third-party seller transactions. We expanded our fulfillment capacity in 2005 through gains in efficiencies as well as increases in leased warehouse space. We plan to continue expanding our worldwide fulfillment capacity in order to accommodate greater selection and meet anticipated shipment volumes from sales of our own products as well as sales by third parties where we provide the fulfillment. We expect absolute amounts spent in fulfillment and fulfillment-related cost of sales to increase over time.

Marketing

•	Marketing efforts include targeted online marketing channels, such as our Associates and Syndicated Stores programs, sponsored search, portal advertising, e-mail campaigns, and other initiatives. Our marketing expenses are largely variable, based on growth in sales and changes in rates. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense. While costs associated with free shipping are not included in marketing expense, we view our free shipping offers as an effective worldwide marketing tool and intend to continue offering them indefinitely. We expect absolute amounts spent in marketing to increase over time.

Technology and Content

•	Technology and content expenses consist principally of payroll and related expenses for employees involved in development of our websites, including application development, editorial content, merchandising selection and systems, and telecommunications support; and costs associated with the systems and telecommunications infrastructure.
•	Our spending in technology and content has primarily increased as we are adding computer scientists and software engineers to continue to enhance the customer experience on our websites and those websites powered by us, and to improve our process efficiency. Additionally, we continue to invest in several areas of technology, including seller platforms, search, web services, and digital initiatives. As we have done throughout the year, we intend to continue investing in areas of technology and content, and expect absolute dollars spent in technology and content to increase over time as we continue to add computer scientists and software engineers to our staff.
•	A significant majority of our technology costs are incurred in the U.S. and most of them are allocated to our North America segment.
•	We expense costs related to the development of internal-use software and website development other than those incurred during the application development stage. Costs incurred during the application development stage are capitalized and amortized over the two-year estimated useful life of the software. We capitalized $25 million of internal-use software and website development costs, including $3 million associated with stock-based compensation, which is excluded from purchases of fixed assets on our consolidated statements of cash flows since it is stock based rather than cash, compared with $12 million a year ago. These amounts were partially offset by amortization of previously capitalized amounts of $14 million and $8 million.

General and Administrative

•	General and administrative costs increased primarily due to payroll and related expenses, professional fees, and legal costs, offset by a $12 million benefit for actual and expected reimbursement by an insurer of certain legal costs previously incurred by us. We expect absolute dollars spent in general and administrative to increase over time.

Stock-Based Compensation

•	Prior to January 1, 2005, we accounted for stock-based awards under the intrinsic value method, which resulted in compensation expense for restricted stock and restricted stock units at grant date fair value based on the number of shares granted and the quoted price of our common stock, and for stock options to the extent option exercise prices were set below market prices on the date of grant. Also, stock-based awards subject to an exchange offer, other modifications, or performance criteria, were subject to variable accounting treatment.
•	As of January 1, 2005, we adopted SFAS 123(R), which requires measurement of compensation cost for stock-based awards at grant date fair value. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock, while the fair value of stock options is determined using a Black-Scholes valuation model. The fair value is recognized as an expense over the service period, net of estimated forfeitures, using the accelerated method under SFAS 123(R). Because we implemented SFAS 123(R), we no longer have stock awards subject to variable accounting treatment.
•	Prior to our adoption of SFAS 123(R), cash retained as a result of excess tax deductions relating to stock-based compensation was presented in operating cash flows, along with other tax cash flows. SFAS 123(R) requires benefits relating to excess stock-based compensation deductions to be presented as financing cash inflows. Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes were $2 million.
•	Stock-based awards generally vest over service periods of between two and five years.
•	Payroll tax expense resulting from exercises of stock-based awards is a cash expense and is not categorized as stock-based compensation.
•	We granted stock awards, substantially all of which have been restricted stock units since October 2002, of 1 million shares at a per-share weighted-average fair value of $40. Our annual stock awards are granted in the second quarter.
•	At September 30, 2005, there were 438 million common shares and stock-based awards outstanding, up 1% from 434 million at September 30, 2004. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards, and in-the-money and out-of-the-money stock options.
•	At September 30, 2005, there were 24 million stock awards outstanding, consisting of 14 million stock options with a $14 weighted-average exercise price and 10 million restricted stock units. At September 30, 2004 there were 27 million stock awards outstanding.

Other Operating Expense (Income)

•	We settled a patent lawsuit on terms including a previously unanticipated one-time payment of $40 million in Q3 2005 that was recorded to “Other operating expense (income)” on the consolidated statements of operations. Q3 2005 operating cash flow, free cash flow, operating income, and net income were negatively impacted by this legal settlement, as follows:

	Operating Cash Flow (TTM)	Free Cash Flow (TTM)	Operating Income	Net Income
As reported	$661	$475	$55	$30
Legal settlement	40	40	40	20

Adjusted	$701	$515	$95	$50

•	Included in “Other operating expense (income)” are amortization of intangibles and restructuring-related expenses or credits.
•	We acquired certain companies during the three quarters ended September 30, 2005, for an aggregate cash purchase price of $29 million. The excess of purchase price over the fair value of the net assets acquired was $19 million and is classified as “Goodwill” on our consolidated balance sheets. Acquired other intangibles totaled $10 million and have estimated useful lives of between one and three years. The results of operations of each of the acquired businesses have been included in our consolidated results as of the closing date of acquisition. The effect of these acquisitions on consolidated net sales and operating income was not significant for Q3 2005.

Remeasurements and Other

•	We realized a $4 million gain primarily associated with the sale of certain equity investments.
•	Remeasurement of the principal amount of our 6.875% PEACS from euros to U.S. dollars resulted in a foreign-currency gain of $4 million, compared with a loss of $16 million.
•	Remeasurement of foreign-currency intercompany balances that are to be repaid among subsidiaries represented a $2 million loss, compared with a gain of $7 million.
•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and charges associated with the effect of movements in currency exchange rates.

Income Taxes and Deferred Tax Assets

•	Our tax provision for interim periods is determined using an estimate of the annual effective tax rate, with the cumulative effect of a change to the estimated annual rate being recorded in the interim period such a change is made. The Q3 2005 tax provision includes a cumulative adjustment benefit of $4 million to reflect our current estimate of our annual effective tax rate of 50%.
•	Our effective tax rate for Q3 2005 and for the three quarters ended September 30, 2005, remains higher than the 35% statutory rate associated with taxable income resulting from the Q1 2005 transfer of certain operating assets from the U.S. to international locations. We expect these asset transfers to result in tax expense for financial reporting purposes above the statutory rate throughout 2005. Since we have Net Operating Losses (“NOLs”) these asset transfers will not have a significant effect on cash taxes paid in 2005, which we expect to be approximately $25 million compared with $4 million in 2004. Cash paid for income taxes was $6 million and $2 million in Q3 2005 and Q3 2004, and for the three quarters ended September 30, 2005 and 2004 was $11 million and $3 million.
•	SFAS 109 requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent we believe a portion will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, the carry-forward periods available to us for tax reporting purposes, and other relevant factors. Significant judgment is required in making this assessment, and it is very difficult to predict when, if ever, our assessment may conclude that the remaining portion of our deferred tax assets is realizable.
•	At September 30, 2005, approximately $720 million of our gross deferred tax assets were related to approximately $2.3 billion of NOLs, the majority of which expire after 2016. Our NOL deferred tax assets are reduced by a valuation allowance of approximately $510 million due to uncertainty about their future realization. The remainder of our deferred tax assets relate to temporary timing differences between tax and financial reporting.
•	Substantially all of the unrealized $510 million NOL deferred tax assets, if realized, would be credited to “Stockholders’ equity” rather than results of operations for financial reporting purposes since they primarily relate to tax-deductible stock-based compensation in excess of amounts recognized for financial reporting purposes.
•	Classification of deferred tax assets between current and long-term asset categories is based on the expected timing of realization, and the valuation allowance is allocated ratably.

Foreign Exchange

•	Our financial reporting currency is the U.S. dollar and changes in exchange rates significantly affect our reported results and consolidated trends. For example, during Q3 2005 our consolidated revenue and operating income were negatively affected by the strengthening of the U.S. Dollar in comparison to the currencies of internationally focused websites, but our consolidated revenue and operating income from Q2 2002 through Q2 2005 have benefited from weakness in the U.S. dollar in comparison to the same currencies.

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Q3 2005			Q3 2004
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
	(in millions, except per share amounts)
Net sales	$1,865	$(7)	$1,858	$1,406	$57	$1,463
Gross profit	464	(1)	463	344	12	356
Operating expenses	408	—	408	282	(7)	275
Income from operations	56	(1)	55	77	4	81
Net interest expense and other	(10)	—	(10)	(18)	(1)	(19)
Remeasurements and other (3)	4	2	6	1	(6)	(5)
Net income	29	1	30	57	(3)	54
Diluted earnings per share	$0.07	$—	$0.07	$0.13	$—	$0.13

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(2)	Represents the increase (decrease) in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(3)	Includes foreign-currency gains (losses) on remeasurement of 6.875% PEACS and intercompany balances compared to prior quarter, and realized currency-related gains associated with sales of euro-denominated investments held by a U.S. subsidiary.

Cash Flows and Balance Sheet

•	Operating cash flows and free cash flows can be volatile and are sensitive to many factors, including changes in working capital and timing of capital expenditures. Working capital at any specific point in time is subject to many variables, including seasonality, the timing of expense payments, discounts offered by vendors, vendor payment terms, and fluctuations in foreign exchange rates.
•	Our cash, cash equivalents, and marketable securities of $1.4 billion, at fair value, primarily consist of cash, investment grade securities, and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $687 million, primarily in euros, British pounds, and yen.
•	We have pledged $79 million of our cash and marketable securities as collateral primarily for standby letters of credit and real estate leases, compared with $76 million as of September 30, 2004.
•	“Accounts receivable, net and other current assets” includes accounts receivable from merchant partners, vendors and credit card companies, interest receivables, and $20 million of prepaid expenses.
•	“Other assets” includes, among other things, $13 million of deferred issuance costs on long-term debt, $9 million of certain equity investments, and $13 million of other intangibles, net.
•	“Unearned revenue” is recorded when payments are received from third parties or customers in advance of our providing the associated service.
•	Amounts related to restructuring-related leases and other commitments due within twelve months are $4 million and are included in “Accrued expenses and other current liabilities,” and the remaining $5 million is included in “Long-term debt and other” on our balance sheet. These amounts are net of anticipated sublease income of $6 million.
•	“Accrued expenses and other current liabilities” includes, among other things, liabilities for gift certificates, professional fees, marketing activities, and workforce costs, including accrued payroll, vacation, and other benefits.

•	“Long-term debt and other” primarily includes the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)	4.750%	February 2009
Premium Adjustable Convertible Securities (“PEACS”)	589	(2)	6.875%	February 2010

	$1,489	(3)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 101.9% of the principal, which decreases every February 1 by 47.5 basis points until maturity, plus any accrued and unpaid interest.
(2)	€490 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($102 per share based on the euro/U.S. dollar exchange rate as of September 30, 2005). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. dollar equivalent principal, interest, and conversion price fluctuates based on the euro/U.S. dollar exchange ratio. Due to fluctuations in this exchange ratio, our principal debt obligation since issuance in February 2000 has increased by $106 million as of September 30, 2005.
(3)	The “if converted” number of shares associated with our convertible debt instruments (approximately 17 million total shares) is excluded from diluted shares as their effect is antidilutive.

Certain Definitions and Other

•	We present segment information along two lines: North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expenses (income), each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.
•	The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through North America-focused websites such as www.amazon.com and www.amazon.ca; from North America-focused Syndicated Stores, such as www.cdnow.com; from our mail-order tool catalog phone orders; from our Amazon Prime membership program; and from non-retail activities such as North America-focused Amazon Services’ Merchant.com, marketing, and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.
•	The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and since September 2004, www.joyo.com; from internationally focused Syndicated Stores; from our DVD rental service and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from www.amazon.com and www.amazon.ca.
•	We provide supplemental sales information within each segment for three categories: “Media,” “Electronics and other general merchandise,” and “Other.” Media consists of amounts earned from DVD rental and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games, and video-game consoles. Electronics and other general merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, sports and outdoors, kitchen and housewares, gourmet food, jewelry, health and personal care, beauty, and musical instruments. The Other category consists of non retail activities, such as the Merchant.com program and miscellaneous marketing and promotional activities, such as our co-branded credit card program.
•	Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•	Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of cost of sales to average inventory over five quarter ends.
•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, Auctions and zShops, and our Merchants@, Syndicated Stores programs, but exclude DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Services’ Merchant.com program customers, Amazon.com Payments customers, our catalog customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. A customer is considered active when they have placed an order during the preceding twelve-month period.
•	References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, Auctions, zShops, and Merchants@ platforms, but exclude Amazon Services’ Merchant.com sellers. A seller is considered active when they have received an order during the preceding twelve-month period.
•	References to units mean units sold (net of returns and cancellations) by us and third-party sellers at Amazon.com domains worldwide—such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.amazon.ca—and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music, and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions (including Joyo.com units), Amazon.com gift certificates or DVD rentals.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Tim Stone, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir